Exhibit 21.1

SUBSIDIARIES OF CARRIER GLOBAL CORPORATION

The following entities are expected to be subsidiaries of Carrier Global Corporation upon completion of the distribution described in the information statement:

Subsidiary	State or Country of Incorporation or Organization
Ardmore Holdings S.a.r.l.	Luxembourg
Carrier Corporation	Delaware
Carrier HVACR Investments B.V.	Netherlands
Carrier Technologies ULC	Canada
Chubb Fire & Security Ltd.	UK
Chubb Fire Ltd.	UK
Chubb Group Ltd.	UK
Chubb Group Security Ltd.	UK
Chubb International (Netherlands) B.V.	Netherlands
Chubb International Holdings Ltd.	UK
Chubb Ltd.	UK
Empresas Carrier, S. de R.L. de C.V.	Mexico
Goodrich Aftermarket Services Ltd.	UK
Goodrich Inertial Ltd.	UK
Jada Holdings BV	Netherlands
Kidde Fire Protection Inc.	Delaware
Kidde International Ltd.	UK
Kidde UK	UK
Kidde US Holdings Inc.	Delaware
Matlock Holdings Ltd.	UK
Riello Group S.P.A.	Italy
Sebec Holdings Corporation	Canada
Sensitech Inc.	Delaware
Silver Lake Holdings S.a.r.l.	Luxembourg
United Technologies Electronic Controls, Inc.	Delaware
United Technologies Far East Ltd.	Hong Kong
UTC (US) LLC	Delaware
UTC Australia Commercial Holdings Pty. Ltd.	Australia
UTC Fire & Security Americas Corporation, Inc.	Delaware
UTC Fire & Security Corporation	Delaware
UTC Fire & Security Luxembourg S.a.r.l.	Luxembourg
UTC Investments Australia Pty. Ltd.	Australia
Walter Kidde Portable Equipment Inc.	Delaware
Worthington Holdings BV	Netherlands